As filed with the Securities and Exchange Commission on December 2, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GenCorp Inc.
(Exact Name of Registrant as Specified in its Charter)

Ohio (State or other jurisdiction of incorporation or organization)	3060 (Primary Standard Industrial Classification Code Number)	34-0244000 (I.R.S. Employer Identification No.)

Highway 50 and Aerojet Road Rancho Cordova, CA 95742 (916) 355-4000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

P.O. Box 537012 Sacramento, CA 95853-7012 (Mailing Address) Kathleen E. Redd Vice President, Chief Financial Officer and Secretary Highway 50 and Aerojet Road Rancho Cordova, CA 95742 (916) 355-4000
(Name, Address, and Telephone Number of Agent for Service)

Copy to:
Steve Wolosky, Esq. Jeffrey S. Spindler, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP 65 East 55th Street New York, NY 10022-1106 (212) 451-2300

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1) (2)	Proposed maximum aggregate offering price (1) (2) (3)	Amount of registration fee (4)
Debt securities
Common stock, par value $0.10 per share
TOTAL		$200,000,000	$11,160
____________________
(1)
Pursuant to General Instruction II.D of Form S-3, not specified as to each class of securities to be registered.  This registration statement covers up to $200,000,000 of an indeterminate amount of the securities of each identified class of securities. Securities registered hereby may be sold separately, together or in units with other securities registered hereby.

(2)
The securities being registered hereby may be convertible into or exchangeable or exercisable for other securities of any identified class. In addition to the securities that may be issued directly under this registration statement, there is being registered hereunder such indeterminate aggregate number or amount, as the case may be, of the securities of each identified class as may from time to time be issued upon the conversion, exchange, settlement or exercise of other securities offered hereby. Separate consideration may or may not be received for securities that are issued upon the conversion or exercise of, or in exchange for, other securities offered hereby or pursuant to the anti-dilution provisions of any such securities. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be such greater amount as shall result in an aggregate initial offering price not to exceed $200,000,000, less the aggregate dollar amount of all securities previously or simultaneously issued hereunder.

(3)
Estimated solely for the purpose of calculating the registration fee for a primary offering pursuant to Rule 457(o) under the Securities Act of 1933.  Pursuant to such Rule 457(o) and General Instruction II.D of Form S-3, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed for the primary offering, the table does not specify by each class information as to the amount to be registered or the proposed maximum offering price per unit.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 2, 2009

PROSPECTUS

$200,000,000

GenCorp Inc.

Debt Securities
Common Stock

We  may offer from time to time to sell up to $200,000,000 of debt securities and common stock, par value $0.10 per share.  Such securities may be offered and sold by us in one or more offerings.  The debt securities may be convertible into or exercisable or exchangeable for common stock or other of our securities or securities of one or more other entities.   Shares of our common stock are traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “GY”.  On December 1, 2009, the closing price of our common stock on the New York Stock Exchange was $8.19.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Before buying our securities, you should carefully consider the risk factors discussed in the section entitled “Risk Factors” on page 3 of this prospectus and in the sections entitled “Risk Factors” in each Annual Report on Form 10-K and in any quarterly report on Form 10-Q filed subsequently, as well as in any prospectus supplements relating to specific offerings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2009.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the website of the Securities and Exchange Commission or at the offices of the Securities and Exchange Commission mentioned under the heading “Where You Can Find More Information.”

Except as otherwise indicated or required by the context, references in this prospectus to the “Company,” “we,” “us” and “our” refer to GenCorp Inc. and its subsidiaries.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process.  Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time.  This prospectus provides you with a general description of the securities.  Each time we offer the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also supplement, modify or supersede other information contained in this prospectus.  Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.  You should read both this prospectus and any prospectus supplement together with the information incorporated by reference as described below under the heading “Incorporation by Reference,” as well as the information described under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any prospectus supplement, is accurate at any date other than the date indicated on the cover page of the applicable document.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus and the documents incorporated by reference herein should be considered “forward-looking statements” as defined by Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  We make these statements in reliance on the safe harbor provisions provided under the Private Securities Litigation Reform Act of 1995.  All statements in this prospectus and the documents incorporated by reference herein other than historical information may be deemed forward-looking statements.  These statements present (without limitation) the expectations, beliefs, plans and objectives of management and future financial performance and assumptions underlying, or judgments concerning, the matters discussed in the statements. The words “believe,” “estimate,” “anticipate,” “project,” “may,” “should,” “will,” “could” and “expect,” and similar expressions, are intended to identify forward-looking statements.  Forward-looking statements involve certain risks, estimates, assumptions and uncertainties, including with respect to future sales and activity levels, cash flows, contract performance, the outcome of litigation and contingencies, environmental remediation and anticipated costs of capital. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in our forward-looking statements.  These factors, risks and uncertainties that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include but are not limited to those described in the “Risk Factors” section of this prospectus, any prospectus supplement, each Annual Report on Form 10-K and in any quarterly report on Form 10-Q filed subsequently, including any amendments, and the following:

•	the cost of servicing our debt and our ability to comply with the financial and other covenants contained in our debt agreements;

•	economic conditions that could affect our ability to refinance our existing debt;

•	our ability to obtain the consent of our lenders under our senior credit facility on terms favorable to us, if necessary, to refinance our debt and to effect a rescission offer;

•	the earnings and cash flow of our subsidiaries and the distribution of those earnings to us;

•	our plans to effect a rescission offer relating to our 401(k) employee benefit plan;

•	the funding status of our defined benefit pension plan and our obligation to make cash contributions to such pension plan;

•	effects of changes in discount rates, actual returns on plan assets, and government regulations of defined benefit pension plans;

•	significant changes to our senior management and Board of Directors;

•	the possibility that environmental and other government regulations that impact us become more stringent or subject us to material liability in excess of our established reserves;

•	changes in the amounts recoverable from environmental claims;

•	environmental claims related to our current and former businesses and operations;

•	the results of significant litigation;

•	cancellation or material modification of one or more significant contracts;

•	future reductions or changes in U.S. government spending;

•	cost-overruns on our fixed-price contracts;

•	failure to secure contracts;

•	failure to comply with regulations applicable to contracts with the U.S. government;

•	our inability to adapt to rapid technological changes and remain competitive;

•	product failures, schedule delays or other problems with existing or new products and systems;

•	the release or explosion of dangerous materials used in our businesses;

•	loss of key qualified suppliers of technologies, components and materials;

•	risks inherent to the real estate market;

•	changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;

•
our ability to execute our real estate business plan including our ability to obtain, or caused to be obtained, the necessary final governmental zoning, land use and environmental approvals and building permits;

•	costs and time commitment related to potential acquisition activities;

•	additional costs related to our divestitures;

•	a strike or other work stoppage or our inability to renew collective bargaining agreements on favorable terms;

•	the loss of key employees and shortage of available skilled employees to achieve anticipated growth and to replace any losses;

•	fluctuations in sales levels causing our quarterly operating results to fluctuate;

•	occurrence of liabilities that are inadequately covered by indemnity or insurance;

•	changes in our contract-related accounting estimates;

•	new accounting standards that could result in changes to our methods of quantifying and recording accounting transactions;

•	failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act of 2002; and

•	any other risks detailed from time to time in our reports filed with the SEC.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive.  Additional risk factors may be described from time to time in our future filings with the SEC.  Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.  All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond our control.

GENCORP INC.

We are a manufacturer of aerospace and defense systems, with a separate real estate segment. Our continuing operations are organized into two segments:

Aerospace and Defense — includes the operations of Aerojet-General Corporation, or Aerojet, which develops and manufactures propulsion systems for defense and space applications, armament systems for precision tactical weapon systems and munitions applications. We are one of the largest providers of such propulsion systems in the United States (“U.S.”) and the only U.S. company that provides both solid and liquid propellant based systems. Primary customers served include major prime contractors to the U.S. government, the Department of Defense, or the DoD, and the National Aeronautics and Space Administration, or NASA.

Real Estate — includes activities related to the entitlement, sale, and leasing of our excess real estate assets. We own approximately 12,200 acres of land adjacent to U.S. Highway 50 between Rancho Cordova and Folsom, California, east of Sacramento, which we refer to as the Sacramento Land. We are currently in the process of seeking zoning changes, removal of environmental restrictions and other governmental approvals on a portion of the Sacramento Land to optimize its value. We have filed applications with and submitted information to governmental and regulatory authorities for approvals necessary to re-zone approximately 6,000 acres of the Sacramento Land. We also own approximately 580 acres in Chino Hills, California. We are currently seeking removal of environmental restrictions on the Chino Hills property to optimize its value.

We were incorporated in Ohio in 1915 and our principal executive offices are located at Highway 50 and Aerojet Road, Rancho Cordova, CA 95742.  Our mailing address is P.O. Box 537012, Sacramento, CA 95853-7012 and our telephone number is (916) 355-4000.

RISK FACTORS

Investing in our securities involves a high degree of risk.  You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus and any prospectus supplement, including the risk factors described below, as updated by other filings we make with the SEC.  Our business, financial condition, liquidity or results of operation could be materially adversely affected by any of these risks. Additional risks not known to us or that we believe are immaterial may also materially and adversely impair our business operations and could result in a complete loss of your investment.

We have a substantial amount of debt.  Our ability to operate and our financial flexibility is limited by the agreements governing our debt.

We have a substantial amount of debt for which we are required to make interest and principal payments. As of August 31, 2009, we had $438.7 million of debt. Subject to the limits contained in some of the agreements governing our outstanding debt, we may incur additional debt in the future.

Our level of debt places significant demands on our cash resources, which could:

•	make it more difficult to satisfy our outstanding debt obligations;

•
require us to dedicate a substantial portion of our cash for payments on debt, reducing the amount of cash flow available for working capital, capital expenditures, entitlement of our real estate assets, and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in the industries in which we compete;

•	place us at a competitive disadvantage with respect to our competitors, some of which have lower debt service obligations and greater financial resources than we do;

•	limit our ability to borrow additional funds; and

•	increase our vulnerability to general adverse economic and industry conditions.

If we are unable to generate sufficient cash flow to service our debt and fund our operating costs, our liquidity may be adversely affected.

Economic conditions could materially adversely affect our ability to refinance our debt, and we face the risks of either not being able to do so, or doing so at higher interest expense.

The holders of our 4% Contingent Convertible Subordinated Notes, or the 4% Notes, may require us to repurchase for cash all or a portion of our outstanding $125.0 million principal amount 4% Notes on January 16, 2010 at a price equal to 100% of the principal amount, plus accrued and unpaid interest, including contingent interest and liquidated damages, if any.  If we are required to repurchase our 4% Notes, we are planning to use cash on hand or to access capital markets to secure debt and equity financing.  The timing, terms, size and pricing of any debt and equity financing will depend on investor interest and market conditions, and there can be no assurance that we will be able to obtain any such financing.

We inadvertently failed to register with the SEC the issuance of certain of our common shares under our defined contribution 401(k) employee benefit plan, or the Plan.  As a result, certain purchasers of securities pursuant to the Plan may have the right to rescind their purchases for an amount equal to the purchase price paid for the securities (or if such security has been disposed of, to receive damages with respect to any loss on such disposition) plus interest from the date of purchase. We expect to make a registered rescission offer to eligible Plan participants, which could result in our purchase of approximately 700,000 shares of our common stock.

We may need to amend our $280.0 million senior credit facility, or Senior Credit Facility, in connection with the potential required repurchase of our 4% Notes and the rescission offer. There can be no assurance that we will be able to obtain the consent of lenders under our Senior Credit Facility or that, as a condition to consent, the lenders will not require that the terms of the Senior Credit Facility be amended in a manner that is unfavorable to us, including a possible increase in interest, fees, reduction in the amount of the funds available and covenant changes. Furthermore, the current financial turmoil affecting the banking system and financial markets and the possibility that financial institutions may consolidate or go out of business have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in fixed income, credit, currency and equity markets. Our inability to amend our Senior Credit Facility or obtain financing on terms acceptable to us could have a material adverse effect on our operating results, financial condition and/or cash flows.

We are obligated to comply with financial and other covenants outlined in our debt indentures and agreements that could restrict our operating activities.  A failure to comply could result in a default under the Senior Credit Facility which would, if not waived by the lenders, accelerate the payment of our debt.  A payment default under the Senior Credit Facility could result in cross defaults on the 4% Notes, 2¼% Convertible Subordinated Debentures, or 2¼% Debentures, and 9½% Senior Subordinated Notes, or 9½% Notes.

Our debt instruments generally contain various restrictive covenants which include, among others, provisions restricting our ability to:

•	access the full amount of our revolving credit facility and/or incur additional debt;

•	enter into certain leases;

•	make certain distributions, investments, and other restricted payments;

•	cause our restricted subsidiaries to make payments to us;

•	enter into transactions with affiliates;

•	create certain liens;

•	purchase assets or businesses;

•	sell assets and, if sold, retain excess cash flow from operations and asset sale proceeds; and

•	consolidate, merge or sell all or substantially all of our assets.

Our secured debt also contains other customary covenants, including, among others, provisions:

•	relating to the maintenance of the property securing the debt; and

•	restricting our ability to pledge assets or create other liens.

In addition, certain covenants in our bank facility require that we maintain certain financial ratios, including a leverage ratio that becomes more restrictive over time.

Any of the covenants described in this risk factor may restrict our operations and our ability to pursue potentially advantageous business opportunities. Our failure to comply with these covenants could also result in an event of default that, if not cured or waived, could result in the acceleration of the Senior Credit Facility, 4% Notes, 2¼% Debentures, and 9½% Notes.  In addition, our failure to pay principal when due is an immediate default under the Senior Credit Facility, and in certain cases, would cause cross defaults on the 4% Notes, 2¼% Debentures, and 9½% Notes. Our indebtedness under the Senior Credit facility is secured by substantially all of our assets, leaving us with limited collateral for additional financing.

If our operating subsidiaries do not generate sufficient cash flow or if they are not able to pay dividends or otherwise distribute their cash to us, or if we have insufficient funds on hand, we may not be able to service our debt.

All of the operations of our Aerospace and Defense and Real Estate segments are conducted through subsidiaries. Consequently, our cash flow and ability to service our debt obligations will be largely dependent upon the earnings and cash flows of our operating subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by these subsidiaries to us. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend upon their operating results and cash flows and will be subject to applicable laws and any contractual restrictions contained in the agreements governing their debt, if any.

Our pension plan is currently underfunded and we expect to be required to make cash contributions, which may reduce the cash available for our businesses.

As of August 31, 2009, the assets of our defined benefit pension plan were approximately $1.3 billion. The Pension Protection Act, or PPA, enacted in August 2006, requires underfunded pension plans to improve their funding ratios within prescribed intervals based on the funded status of the plan as of specified measurement dates. Our funded ratio as of November 30, 2008 under the PPA for our defined benefit pension plan was above the ratio required under the PPA, as amended in 2008.  The required ratio to be met as of our November 30, 2009 measurement date is 94%.  On November 25, 2008, we decided to amend our defined benefit pension and benefits restoration plans to freeze future accruals under such plans. Effective February 1, 2009 and July 31, 2009, future benefit accruals for current salaried employees and collective bargaining unit employees were discontinued, respectively.

The funded status of the pension plan may be adversely affected by the investment experience of the plan’s assets, by any changes in U.S. law and by changes in the statutory interest rates used by “tax-qualified” pension plans in the U.S. to calculate funding requirements.  Accordingly, if the performance of our plan’s assets does not meet our assumptions, if there are changes to the U.S. Internal Revenue Service regulations or other applicable law or if other actuarial assumptions are modified, our future contributions to our underfunded pension plan could be higher than we expect.  Significant cash contribution requirements to our pension plan may adversely affect our ability to meet certain covenants for our Senior Credit Facility which, absent an amendment or refinancing, would result in a default under our Senior Credit Facility and cross defaults on our other debt instruments.

The level of returns on retirement benefit plan assets, changes in interest rates, changes in legislation, and other factors could affect our financial results.

Our earnings may be positively or negatively impacted by the amount of expense or income we record for our employee retirement benefit plans. We calculate the expense for the plans using actuarial valuations. These valuations are based on assumptions that we make relating to financial market and other economic conditions. Changes in key economic indicators can result in changes in the assumptions we use. The key assumptions used to estimate retirement benefit plan expense for the following year are: the discount rate and the expected long-term rate of return on plan assets.  Our pension expense/income can also be affected by legislation and other government regulatory actions.

In 2008, we experienced a significant change in the composition of our Board of Directors and senior management, including the departure of our former chief executive officer, chief financial officer, and controller. Failure of any new management and board members to integrate themselves into, and effectively manage, our business, including any new strategies they may adopt, could result in material harm to the company.

On March 5, 2008, Terry L. Hall resigned as a director and as our chief executive officer and president and our Board of Directors appointed three new directors. Our Board of Directors appointed J. Scott Neish, our vice president and president of Aerojet, to serve as our interim chief executive officer and president, pending the results of a search to identify qualified candidates to fill this position on a permanent basis. On May 15, 2008, Timothy A. Wicks, chairman of the board, Todd R. Snyder and Sheila E. Widnall resigned as directors. Our Board of Directors appointed James H. Perry and Thomas A. Corcoran as new directors on May 16, 2008 and September 25, 2008, respectively. On September 29, 2008, Yasmin R. Seyal, our former senior vice president and chief financial officer, and R. Leon Blackburn, our former vice president, controller left the Company and our Board of Directors appointed Kathleen E. Redd, vice president, finance of Aerojet, to serve as our vice president, chief financial officer and secretary.

The failure of our directors or any new members of management to perform effectively, or the loss of any of the directors or former or current members of management could have a significant negative impact on our business, financial condition and results of operations. In addition, our Board of Directors and management may institute strategies that differ from those we are applying currently. If any new strategies are adopted, it may take management a significant amount of time to fully implement such new strategies. If any new strategies are unsuccessful or if we are unable to execute them successfully, there could be a significant negative impact on our business, financial condition, and results of operations.

Our operations and properties are currently the subject of significant environmental liabilities, and the numerous environmental and other government regulations to which we are subject may become more stringent in the future.

We are subject to federal, state and local laws and regulations that, among other things, require us to obtain permits to operate and install pollution control equipment and regulate the generation, storage, handling, transportation, treatment, and disposal of hazardous and solid wastes. We may also be subject to fines and penalties relating to the operation of our existing and formerly owned businesses. We are subject to toxic tort and asbestos lawsuits as well as other third-party lawsuits, due to either our past or present use of hazardous substances or the alleged on-site or off-site contamination of the environment through past or present operations. We may incur material costs in defending these claims and lawsuits. Any adverse judgment or cash outlay could have a significant adverse effect on our operating results, financial condition and/or cash flows.

Although some of our environmental costs may be recoverable and we have established reserves, given the many uncertainties involved in assessing liability for environmental claims, our reserves may not be sufficient, which could adversely affect our financial results.

As of August 31, 2009, the estimated aggregate range of our environmental costs was $233.7 million to $441.1 million and the accrued amount was $233.7 million, of which $223.8 million relates to Aerojet sites and $9.9 million relates to non-Aerojet sites. We believe the accrued amount to be sufficient to cover future remediation costs that could be incurred by us over the contractual term, if any, or the next fifteen years of the estimated remediation. However, given the many uncertainties involved in assessing liability for environmental claims, our reserves may prove to be insufficient.  We evaluate the adequacy of those reserves on a quarterly basis, and they could change. In addition, the reserves are based only on known sites and the known contamination at those sites. It is possible that additional sites needing remediation may be identified or that unknown contamination at previously identified sites may be discovered. It is also possible that the regulatory agencies may change clean-up standards for chemicals of concern such as ammonium perchlorate and trichloroethylene. This could lead to additional expenditures for environmental remediation in the future and, given the uncertainties involved in assessing liability for environmental claims, our reserves may prove to be insufficient.

Under an agreement with the U.S. government, our environmental expenses related to our Aerojet Sacramento and former Azusa sites are allowable for reimbursement through our government contracts up to 88% of environmental expenses, or the Global Settlement. Environmental expenses at other Aerojet sites are eligible for reimbursement and treated under the normal rules of cost allowability. Aerojet’s mix of contracts can affect the actual reimbursement made by the U.S. government. Because these costs are recovered through forward pricing arrangements, our ability to continue recovering these costs from the U.S. government depends on Aerojet’s sustained business volume under U.S. government contracts and programs and the relative size of Aerojet’s commercial business. Additionally, in conjunction with the sale of the Electronics and Information Systems business in 2001, Aerojet entered into an agreement with Northrop Grumman Corporation, or Northrop, whereby Aerojet is reimbursed by Northrop for a portion of environmental expenditures eligible for recovery under the Global Settlement subject to annual and cumulative limitations. If we are unable to recover environmental expenses from the U.S. government that exceed the cumulative limitations from Northrop, a significant increase in Aerojet estimated environmental expenses could have a significant adverse effect on our operating results, financial condition and/or cash flows.

Our environmental expenses related to non-Aerojet sites are not recoverable and a significant increase in these estimated environmental expenses could have a significant adverse effect on our operating results, financial condition and/or cash flows.

We are from time to time subject to significant litigation, the outcome of which could adversely affect our financial results.

We and our subsidiaries are subject to material litigation. We may be unsuccessful in defending or pursuing these lawsuits or claims. Regardless of the outcome, litigation can be very costly and can divert management’s efforts. Adverse outcomes in litigation, including toxic tort claims pending against Aerojet, product liability claims by former customers of our GDX Automotive business and the appeals of the unfair labor claims brought by former employees of our Snappon SA subsidiary in France, could have a significant adverse effect on our operating results, financial condition and/or cash flows.

The cancellation or material modification of one or more significant contracts could adversely affect our financial results.

Sales, directly and indirectly, to the U.S. government and its agencies accounted for approximately 87% of our total net sales in the first nine months of fiscal 2009. Our contracts typically permit the U.S. government to unilaterally modify or terminate a contract or to discontinue funding for a particular program at any time. The cancellation of one or more significant contracts and/or programs could have a material adverse effect on our ability to realize anticipated sales and profits. The cancellation of a contract, if terminated for cause, could also subject us to liability for the excess costs incurred by the U.S. government in procuring undelivered items from another source. If terminated for convenience, our recovery of costs would be limited to amounts already incurred or committed, and our profit would be limited to work completed prior to termination.

Future reductions or changes in U.S. government spending could adversely affect our financial results.

Our primary aerospace and defense customers include the DoD and its agencies, the government prime contractors that supply products to these customers, and NASA. As a result, we rely on particular levels of U.S. government spending on propulsion systems for defense and space applications and armament systems for precision tactical weapon systems and munitions applications, and our backlog depends, in a large part, on continued funding by the U.S. government for the programs in which we are involved. These spending levels are not generally correlated with any specific economic cycle, but rather follow the cycle of general political support for this type of spending. Moreover, although our contracts often contemplate that our services will be performed over a period of several years, Congress usually must approve funds for a given program each government fiscal year and may significantly reduce or eliminate funding for a program. A decrease in U.S. DoD and/or NASA expenditures, or the elimination or curtailment of a material program in which we are involved, could have a material adverse effect on our operating results, financial condition and/or cash flows.

A significant percentage of our sales are generated from fixed-price contracts. If we experience cost overruns on these contracts, we would have to absorb the excess costs which could adversely affect our financial results.

In the first nine months of fiscal 2009, approximately 50% of our net sales were from fixed-price contracts. Under fixed-price contracts, we agree to perform specified work for a fixed price and realize all of the profit or loss resulting from variations in the costs of performing the contract. As a result, all fixed-price contracts involve the inherent risk of unreimbursed cost overruns. To the extent we were to incur unanticipated cost overruns on a program or platform subject to a fixed-price contract, our profitability would be adversely affected. Future profitability is subject to risks including the ability of suppliers to deliver components of acceptable quality on schedule and the successful implementation of automated tooling in production processes.

Our success and growth in our Aerospace and Defense segment depends on our ability to secure contracts.

We encounter intense competition in bidding for contracts. Many of our competitors have financial, technical, production, and other resources substantially greater than ours. Although the downsizing of the defense industry in the early 1990s resulted in a reduction in the aggregate number of competitors, the consolidation has also strengthened the capabilities of some of the remaining competitors resulting in an increasingly competitive environment. The U.S. government also has its own manufacturing capabilities in some areas. We may be unable to compete successfully with our competitors and our inability to do so could result in a decrease in sales, profits, and cash flows that we historically have generated from certain contracts. Further, the U.S. government may open to competition programs on which we are currently the sole supplier, which could have a material adverse effect on our operating results, financial condition and/or cash flows.

Our Aerospace and Defense segment is subject to procurement and other related laws and regulations inherent in contracting with the U.S. government, non-compliance with which could adversely affect our financial results.

In the performance of contracts with the U.S. government, we are subject to complex and extensive procurement and other related laws and regulations. Possible consequences of a failure to comply, even inadvertently, with these laws and regulations include civil and criminal fines and penalties including, in some cases, double or triple damages, and suspension or debarment from future government contracts and exporting of goods for a specified period of time.

These laws and regulations provide for ongoing audits and reviews of incurred costs as well as contract procurement, performance and administration. The U.S. government may, if it deems appropriate, conduct an investigation into possible illegal or unethical activity in connection with these contracts. Investigations of this nature are common in the aerospace and defense industry, and lawsuits may result. In addition, the U.S. government and its principal prime contractors periodically investigate the financial viability of its contractors and subcontractors as part of its risk assessment process associated with the award of new contracts. If the U.S. government or one or more prime contractors were to determine that we were not financially viable, our ability to continue to act as a government contractor or subcontractor would be impaired.

Our inability to adapt to rapid technological changes could impair our ability to remain competitive.

The aerospace and defense industry continues to undergo rapid and significant technological development. Our competitors may implement new technologies before us, allowing them to provide more effective products at more competitive prices. Future technological developments could:

•	adversely impact our competitive position if we are unable to react to these developments in a timely or efficient manner;

•	require us to write-down obsolete facilities, equipment, and technology;

•	require us to discontinue production of obsolete products before we can recover any or all of our related research, development and commercialization expenses; or

•	require significant capital expenditures for research, development, and launch of new products or processes.

We may experience warranty claims for product failures, schedule delays or other problems with existing or new products and systems.

Many of the products we develop and manufacture are technologically advanced systems that must function under demanding operating conditions. Even though we believe that we employ sophisticated and rigorous design, manufacturing and testing processes and practices, we may not be able to successfully launch or manufacture our products on schedule or our products may not perform as intended.

If our products fail to perform adequately, some of our contracts require us to forfeit a portion of our expected profit, receive reduced payments, provide a replacement product or service or reduce the price of subsequent sales to the same customer. Performance penalties may also be imposed if we fail to meet delivery schedules or other measures of contract performance. We do not generally insure against potential costs resulting from any required remedial actions or costs or loss of sales due to postponement or cancellation of scheduled operations or product deliveries.

The release or explosion of dangerous materials used in our business could disrupt our operations and could adversely affect our financial results.

Our business operations involve the handling and production of potentially explosive materials and other dangerous chemicals, including materials used in rocket propulsion and explosive devices. Despite our use of specialized facilities to handle dangerous materials and intensive employee training programs, the handling and production of hazardous materials could result in incidents that temporarily shut down or otherwise disrupt our manufacturing operations and could cause production delays. It is possible that a release of these chemicals or an explosion could result in death or significant injuries to employees and others. Material property damage to us and third parties could also occur. The use of these products in applications by our customers could also result in liability if an explosion or fire were to occur. Any release or explosion could expose us to adverse publicity or liability for damages or cause production delays, any of which could have a material adverse effect on our operating results, financial condition and/or cash flows.

The national aerospace supply base continues to consolidate due to economic, environmental and marketplace circumstances beyond our control. The loss of key qualified suppliers of technologies, components and materials can cause significant disruption to our program performance and cost.

Availability of raw materials and supplies are generally sufficient. We are sometimes dependent, for a variety of reasons, upon sole-source or flight qualified suppliers and have in some instances in the past experienced difficulties meeting production and delivery obligations because of delays in delivery or reliance on such suppliers. We closely monitor sources of supply to assure adequate raw materials and other supplies needed in our manufacturing processes are available. As a U.S. government contractor, we are frequently limited to procuring materials and components from supply sources that meet rigorous customer and/or government specifications or socio-economic criteria. In addition, as business conditions, DoD budgets, and Congressional allocations change, suppliers of specialty chemicals and materials sometimes consider dropping low-volume items from their product lines. This may require us to qualify new suppliers for raw materials on key programs.  We continue to monitor this situation carefully.  In our engineering processes where we have the opportunity to do so, we are defining materials that are known to be more sustainable and less prone to obsolescence or disruption.

We are also impacted by increases in the prices and lead times of raw materials used in production on various fixed-price contracts. Recently, prices and lead times for certain commodity metals, alloy steels, titanium and some aluminum grades have become more competitive due to available production capacity worldwide.   Prices and lead times for some chemicals used in solid rocket motor propellants have seen significant increases. These are highly specialized chemicals, such as ammonium perchlorate and LX-14.  We have been able to mitigate some of these impacts through the establishment of long-term agreements that provide for a steady throughput with a corresponding price benefit to us.  In addition, where appropriate, we work closely with suppliers to schedule purchases far enough in advance and on the most economical terms possible to minimize program impact.

Our business is not subject to predictable seasonality. Primary factors affecting the timing of our sales include the timing of government awards, the availability of U.S. government funding, contractual product delivery requirements, customer acceptances and regulatory issues.

Prolonged disruptions in the supply of any of our key raw materials, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply, and/or a continuing increase in the prices of raw materials could have a material adverse effect on our operating results, financial condition and/or cash flows.

The real estate market is inherently risky, which could adversely affect our financial results.

Our real estate activities involve significant risks, which could adversely affect our financial results.  We are subject to various risks, including the following:

•
we may be unable to obtain, or suffer delays in obtaining, necessary re-zoning, land use, building, occupancy, and other required governmental permits and authorizations, which could result in increased costs or our abandonment of these projects;

•	we may be unable to complete environmental remediation or to have state and federal environmental restrictions on our property lifted, which could cause a delay or abandonment of these projects;

•	we may be unable to obtain sufficient water sources to service our projects, which may prevent us from executing our plans;

•	our real estate activities require significant capital expenditures and we may not be able to obtain financing on favorable terms, which may render us unable to proceed with our plans;

•
economic and political uncertainties could have an adverse effect on consumer buying habits, construction costs, availability of labor and materials and other factors affecting us and the real estate industry in general;

•	our property is subject to federal, state, and local regulations and restrictions that may impose significant limitations on our plans;

•	much of our property is raw land that includes the natural habitats of various endangered or protected wildlife species requiring mitigation;

•
if our land use plans are approved by the appropriate governmental authorities, we may face lawsuits from those who oppose such plans. Such lawsuits and the costs associated with such opposition could be material and have an adverse effect on our ability to sell property or realize income from our projects; and

•	the time frame required for approval of our plans means that we may have to wait years for a significant cash return.

Substantially all of our real estate is located in Sacramento County, California making us vulnerable to changes in economic and other conditions in that particular market.

As a result of the geographic concentration of our properties, our long-term real estate performance and the value of our properties will depend upon conditions in the Sacramento region, including:

•	the sustainability and growth of industries located in the Sacramento region;

•	the financial strength and spending of the State of California;

•	local real estate market conditions;

•	changes in neighborhood characteristics;

•	changes in interest rates; and

•	real estate tax rates.

If unfavorable economic or other conditions occur in the region, our plans and business strategy could be adversely affected.

We have limited experience in real estate activities.

While we have owned our Sacramento properties for over 50 years, we have limited real estate experience. Therefore, we do not have substantial history from which you can draw conclusions about our ability to execute our real estate plans.

We may expand our operations through acquisitions, which may divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating any acquired operations, and we may incur costs relating to acquisitions that are never consummated.

Our business strategy may lead us to expand our Aerospace and Defense segment through acquisitions. However, our ability to consummate any future acquisitions on terms that are favorable to us may be limited by the number of attractive acquisition targets, internal demands on our resources and our ability to obtain financing. Our success in integrating newly acquired businesses will depend upon our ability to retain key personnel, avoid diversion of management’s attention from operational matters, integrate general and administrative services and key information processing systems and, where necessary, re-qualify our customer programs. In addition, future acquisitions could result in the incurrence of additional debt, costs, and contingent liabilities. We may also incur costs and divert management attention to acquisitions that are never consummated. Integration of acquired operations may take longer, or be more costly or disruptive to our business, than originally anticipated.

Although we undertake a due diligence investigation of each business that we have acquired or may acquire, there may be liabilities of the acquired companies that we fail to, or are unable to, discover during the due diligence investigation and for which we, as a successor owner, may be responsible. In connection with acquisitions, we generally seek to minimize the impact of these types of potential liabilities through indemnities and warranties from the seller. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to limitations in scope, amount or duration, financial limitations of the indemnitor or warrantor or other reasons.

We may incur additional costs related to divestitures, which could adversely affect our financial results.

In connection with our divestitures of the Fine Chemicals and GDX Automotive businesses in fiscal 2005 and fiscal 2004, respectively, we have incurred and may incur additional costs, including costs related to the closure of a manufacturing facility in Chartres, France. As part of these and other divestitures, we have provided customary indemnification to the purchasers for such matters as claims arising from the operation of the businesses prior to disposition, including warranty and income tax matters, and liability to investigate and remediate environmental contamination existing prior to disposition. These additional costs and the indemnification of the purchasers of our former businesses may require additional cash expenditures, which could have a material adverse effect on our operating results, financial condition and/or cash flows.

A strike or other work stoppage, or our inability to renew collective bargaining agreements on favorable terms, could adversely affect our financial results.

As of August 31, 2009, 13% of our 3,020 employees were covered by collective bargaining agreements, which are due to expire in 2011 and 2012. If we are unable to negotiate acceptable new agreements with the union, upon expiration of the existing contract, we could experience a strike or work stoppage. Even if we are successful in negotiating new agreements, the new agreements could call for higher wages or benefits paid to union members, which would increase our operating costs and could adversely affect our profitability. If our unionized workers were to engage in a strike or other work stoppage, or other non-unionized operations were to become unionized, we could experience a significant disruption of operations at our facilities or higher ongoing labor costs. A strike or other work stoppage in the facilities of any of our major customers or suppliers could also have similar effects on us.

In order to be successful, we must attract and retain key employees.

Our business has a continuing need to attract large numbers of skilled personnel, including personnel holding security clearances, to support the growth of the enterprise and to replace individuals who have terminated employment due to retirement or for other reasons. To the extent that the demand for qualified personnel exceeds supply, we could experience higher labor, recruiting, or training costs in order to attract and retain such employees, or could experience difficulties in performing under our contracts if our needs for such employees were unmet.

Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

Changes in our operating results from quarter to quarter may result in volatility in the market price of our common stock. Our quarterly and annual sales are affected by a variety of factors that may lead to significant variability in our operating results.  In our Aerospace and Defense segment, sales earned under long-term contracts are recognized either on a cost basis, when deliveries are made, or when contractually defined performance milestones are achieved. The timing of deliveries or milestones may fluctuate from quarter to quarter. In our Real Estate segment, sales of property may be made from time to time, which may result in variability in our operating results.

We face certain significant risk exposures and potential liabilities that may not be adequately covered by indemnity or insurance.

A significant portion of our business relates to developing and manufacturing propulsion systems for defense and space applications, armament systems for precision tactical weapon systems and munitions applications. New technologies may be untested or unproven. In addition, we may incur significant liabilities that are unique to our products and services. In some, but not all, circumstances, we may receive indemnification from the U.S. government. While we maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and it is not possible to obtain insurance to protect against all operational risks and liabilities. Accordingly, we may be forced to bear substantial costs resulting from risks and uncertainties of our business, which could have a material adverse effect on our operating results, financial condition and/or cash flows.

We use estimates in accounting for most of our programs. Changes in our estimates could affect our future financial results.

Contract accounting requires judgment relative to assessing risks, estimating contract sales and costs, and making assumptions for schedule and technical issues. Due to the size and nature of many of our contracts, the estimation of total sales and cost at completion is complicated and subject to many variables. For example, assumptions have to be made regarding the length of time to complete the contract because costs also include expected increases in wages and prices for materials. Similarly, assumptions have to be made regarding the future impacts of efficiency initiatives and cost reduction efforts. Incentives or penalties related to performance on contracts are considered in estimating sales and profit rates, and are recorded when there is sufficient information for us to assess anticipated performance. Estimates of award and incentive fees are also used in estimating sales and profit rates based on actual and anticipated awards. Because of the significance of the judgments and estimation processes described above, it is likely that materially different amounts could be recorded if we used different assumptions or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances, or estimates may adversely affect our future period operating results, financial condition and/or cash flows.

New accounting standards could result in changes to our methods of quantifying and recording accounting transactions, and could affect our financial results.

Changes to generally accepted accounting principles in the United States of America arise from new and revised standards, interpretations and other guidance issued by the Financial Accounting Standards Board, the SEC, and others. In addition, the U.S. government may issue new or revised Cost Accounting Standards, or CAS, or Cost Principles. The effects of such changes may include prescribing an accounting method where none had been previously specified or prescribing a single acceptable method of accounting from among several acceptable methods that currently exist.  Such changes could result in unanticipated effects on our operating results, financial condition and/or cash flows. In addition, should legislation and CAS alignment related to PPA not occur, some of our cash contributions required under PPA to our defined benefit pension plan may not be immediately recoverable, which could result in material adverse effect on our operating results, financial condition, and/or cash flows.   Further, our current Forward Pricing Rates, or FPRs, did not yet reflect the full effect of the PPA requirements at August 31, 2009.  PPA funding requirements are expected to be incorporated into our FPRs when the CAS Board revises the applicable standards, as is required by the PPA.

Failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act of 2002 could negatively impact the market price of our common stock.

If, in the future, we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with the Sarbanes-Oxley Act of 2002. Failure to achieve and maintain an effective internal control environment could negatively impact the market price of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC.  Our filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.  We have made available through our Internet website at www.GenCorp.com, free of charge, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Additional information about us is also available at our website. However, our website and the information on our website, or connected to that site, are not incorporated into and are not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Any information that is part of this prospectus or any prospectus supplement that speaks as of a later date than any other information that is part of this prospectus or any prospectus supplement updates or supersedes such other information. We incorporate by reference in this prospectus the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K) and any documents or portions thereof that we file with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering.  The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

1.	Our Annual Report on Form 10-K for the fiscal year ended November 30, 2008;

2.	Our Quarterly Reports on Form 10-Q for the periods ended February 28, 2009, May 31, 2009 and August 31, 2009;

3.
Our Current Reports on Form 8-K filed on December 17, 2008, January 7, 2009, January 9, 2009, January 26, 2009, February 18, 2009, March 19, 2009, March 31, 2009, April 17, 2009, May 6, 2009, May 20, 2009, May 26, 2009, July 27, 2009, August 26, 2009, October 8, 2009 and November 30, 2009; and

4.	The description of our capital stock contained in our Registration Statement on Form 10 dated May 20, 1935, as amended by Amendment No. 1 on Form 8, dated March 29, 1989 (File No. 1-1520).

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus) by writing or calling us at the following address and telephone number:

GenCorp Inc.
P.O. Box 537012
Sacramento, CA 95853-7012
Telephone: (916) 355-4000
Attn: Kathleen E. Redd

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratio of earnings to fixed charges for each of the five most recent fiscal years and for the nine months ended August 31, 2009:

	Year ended November 30,					Nine Months ended
	2004	2005	2006	2007	2008	August 31, 2009
Ratio of earnings to fixed charges	*	**	***	1.7x	1.1x	2.1x
____________

*	For fiscal 2004, our earnings were insufficient to cover fixed charges by $57.3 million.
**	For fiscal 2005, our earnings were insufficient to cover fixed charges by $235.7 million.
***	For fiscal 2006, our earnings were insufficient to cover fixed charges by $43.7 million.

For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income or loss from continuing operations before income taxes, plus fixed charges. “Fixed charges” consist of interest expense, amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest expense.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for general corporate purposes, which may include the repayment of indebtedness, working capital and capital expenditures.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.10 per share, and 15,000,000 shares of cumulative preference stock, par value $1.00 per share, 1,500,000 shares of which are designated as Series A cumulative preference stock as of December 1, 2009.  As of November 30, 2009, 58,662,480 shares of common stock were issued and outstanding, and no shares of cumulative preference stock were outstanding.

Common Stock

Subject to the restrictions described below, the holders of our common stock are entitled to receive dividends from funds legally available when, as and if declared by our Board of Directors, and are entitled upon our liquidation, dissolution or winding up to receive pro rata our net assets after satisfaction in full of the prior rights of our creditors and holders of any cumulative preference stock.

Except as otherwise provided by law or stated below, the holders of common stock are entitled to one vote for each share held on all matters as to which shareholders are entitled to vote, voting jointly as a single class with the holders of shares of cumulative preference stock (without regard to series). The holders of common stock do not have cumulative voting rights. The holders of common stock do not have any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of stock or of securities convertible into our stock or any conversion rights with respect to any of our securities. Our common stock is not subject to redemption. All of our issued and outstanding common stock is fully paid and non-assessable.

Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “GY”.  The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

Cumulative Preference Stock

Our cumulative preference stock may be issued from time to time in one or more series with such distinctive serial designations as are fixed by the Board of Directors and with such rights, preferences and limitations as are fixed by the Board of Directors or required by law. Satisfaction of dividend preferences of any outstanding cumulative preference stock would reduce the amount of funds available for the payment of dividends on our common stock. In addition, holders of cumulative preference stock would be entitled to receive a preferential payment before any payment is made to holders of common stock in the event of our voluntary or involuntary liquidation, dissolution or winding up.

In addition to the right to vote, as a single class with the common stock, for the election of directors and on all other matters submitted to a vote of the holders of common stock, including the lease, sale, exchange, transfer or other disposition of all or substantially all of our property, assets or business or our consolidation or merger with or into another corporation, (i) the affirmative vote of the holders of a majority of the cumulative preference stock, voting separately as a class, and in certain cases by series, is required to effect or validate certain actions, including, among other things, (a) the authorization or creation of any stock, or any security convertible into stock, ranking senior to the cumulative preference stock, (b) an increase in the number of authorized shares of cumulative preference stock or of any other stock of any class ranking senior to or on a parity with the cumulative preference stock or of any security convertible into stock of any class ranking senior to or on parity with the cumulative preference stock, or (c) the sale, lease or conveyance of all or substantially all of our property or business, or a consolidation or merger with any other company (with certain exceptions), and (ii) the affirmative vote of the holders of a super majority of the cumulative preference stock, voting separately as a class, and in certain cases by series, is required for the alteration, amendment or repeal of any provision of our Amended Articles of Incorporation or certain provisions of our Amended Code of Regulations which would adversely affect the rights or preferences of such stock (or series).

If the payment of six quarterly dividends, whether or not consecutive, is in default, the holders of the cumulative preference stock, voting separately as a class, in addition to all other voting rights, are entitled to call a special meeting of shareholders to elect two additional members of the Board of Directors. When all dividends on the cumulative preference stock in default have been paid, the holders are divested of such voting power at subsequent elections of directors. The holders of cumulative preference stock do not have cumulative voting rights or any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of stock or securities convertible into our stock.

The cumulative preference stock of any series may be redeemed in whole or in part, at our option, by vote of the Board of Directors, or by operation of the sinking fund, if any, provided for the cumulative preference stock of such series, from time to time, at the redemption price or the respective redemption prices theretofore fixed by the Board of Directors as provided in the Amended Articles of Incorporation upon notice given as provided in the Amended Articles of Incorporation.

Certain Anti-Takeover Provisions of the Ohio Revised Code, our Amended Articles of Incorporation and our Amended Code of Regulations

Certain provisions of Ohio law may have the effect of discouraging or rendering more difficult an unsolicited acquisition of a corporation or its capital stock to the extent the corporation is subject to those provisions. We have opted out of two such provisions. We may be subject, however, to Section 1707.041 of the Ohio Revised Code, which regulates certain “control bids” for corporations in Ohio with fifty or more shareholders that have significant Ohio contacts, and permits the Ohio Division of Securities to suspend a control bid if certain information is not provided to offerees.

Pursuant to our Amended Articles of Incorporation, cumulative preference stock may be issued from time to time by the Board of Directors.  Although the cumulative preference stock is designed to give us more flexibility in meeting our financial needs from time to time, the issuance of cumulative preference stock could have certain anti-takeover effects. The authority of the Board of Directors to issue additional cumulative preference stock could be used to dilute stock ownership of a person or entity seeking to take control of our company. The cumulative preference stock could be issued to persons or entities who would support the Board of Directors in opposing a takeover bid which the Board of Directors determines is not in the best interests of the company, its shareholders and its employees.

Our Amended Code of Regulations (i) provides that directors may be removed, with or without cause, only by the affirmative vote of the holders of not less than 80% of our voting power entitled to elect directors in place of those being removed, (ii) provides that the Board of Directors may fix the number of directors within a range of seven (to the extent consistent with applicable law) to seventeen directors, (iii) provides that the size of the Board of Directors may be increased or decreased within such range by the affirmative vote of a majority of the Board of Directors or by the holders of not less than 80% of our voting power and (iv) contains certain provisions relating to the size of, and filling vacancies on, the Board of Directors and the removal of directors which may be amended only by the affirmative vote of not less than 80% of our voting power. Subject to clause (iv) above, the provisions of our Amended Code of Regulations may be amended at a meeting of the shareholders by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal, or by the written consent of the holders of record of shares entitling them to exercise two-thirds (2/3) of the voting power on such proposal, subject to certain exceptions.

Although these provisions are intended to encourage potential acquiring persons to negotiate with the Board of Directors and to provide for continuity and stability of management, the combination of the provisions in our Amended Articles of Incorporation and our Amended Code of Regulations may have an anti-takeover effect. By making it more time consuming for a substantial shareholder to gain control of the Board of Directors, such provisions render more difficult, and thus may discourage, a proxy contest or the assumption of control of us or the removal of the incumbent Board of Directors.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we may include in any applicable prospectus supplements and in any related free writing prospectuses, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms summarized below will apply generally to any debt securities that we may offer, we will describe the particular terms of any debt securities in more detail in the applicable prospectus supplement.  The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

We may issue debt securities from time to time in one or more distinct series.  The debt securities may be senior debt securities or subordinated debt securities. Senior debt securities may be issued under a senior indenture and subordinated debt securities may be issued under a subordinated indenture. If we issue debt securities pursuant to an indenture, in the applicable prospectus supplement we will specify the trustee under such indenture. We will include in a supplement to this prospectus the specific terms of debt securities being offered, including the terms, if any, on which debt securities may be convertible into or exchangeable for common stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of debt securities and any indentures are summaries of these provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indentures (including any amendments or supplements we may enter into from time to time which are permitted under the debt securities or any indenture).

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of the Company. Any debt securities designated as senior will rank equally with any of our other senior and unsubordinated debt.  Any debt securities designated as subordinated will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

The applicable prospectus supplement will set forth the terms of the debt securities or any series thereof, including, if applicable:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•
whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	the date or dates on which the principal amount of the debt securities will mature;

•	if the debt securities bear interest, the rate or rates at which the debt securities bear interest and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable and the regular record dates for interest payments;

•
the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	the price at which we originally issue the debt security, expressed as a percentage of the principal amount, and the original issue date;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

•
if the currency in which the debt securities will be issuable is U.S. dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any bearer securities will be issuable, if other than the denomination of $5,000;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

•
the events of default and covenants relevant to the debt securities, including, the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	the name and location of the corporate trust office of the applicable trustee under the indenture for such series of notes;

•	if other than U.S. dollars, the currency in which the debt securities will be paid or denominated;

•
if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities do not bear interest, the dates on which we will furnish to the applicable trustee the names and addresses of the holders of the debt securities;

•	if the debt security is also an original issue discount debt security, the yield to maturity;

•
if other than as set forth in an indenture, provisions for the satisfaction and discharge or defeasance or covenant defeasance of that indenture with respect to the debt securities issued under that indenture;

•	the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•	whether and under what circumstances we will pay additional amounts to non-U.S. holders in respect of any tax assessment or government charge;

•
whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

•
if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

•	the assets, if any, that will be pledged as security for the payment of the debt security;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

•	whether the debt securities will be convertible and the terms of any conversion provisions;

•	the forms of the debt securities; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

This prospectus is part of a registration statement that does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public; or

•	through a combination of any such methods of sale.

We may also sell the securities offered by this prospectus in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

A prospectus supplement accompanying this prospectus will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any over-allotment options under which the underwriters may purchase additional securities from us;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; or

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement would be deemed to be underwriters in connection with securities offered by the applicable prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies. The common stock may be sold through a rights offering, forward contracts or similar arrangements.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

The prospectus supplement accompanying this prospectus in respect of an offering will include information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the accompanying prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on the New York Stock Exchange and the Chicago Stock Exchange.  Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange and the Chicago Stock Exchange, subject to official notice of issuance.  We may elect to list any series of debt securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

In connection with an offering, the underwriters may purchase and sell the securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering.  Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased the securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities.

As a result, the price of the securities may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued by the underwriters at any time.  Underwriters may engage in over-allotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters, dealers or agents that participate in the offer of the securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

CERTAIN LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Ulmer & Berne LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended November 30, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$200,000,000

GenCorp Inc.

Debt Securities

Common Stock

——————————

PROSPECTUS

                           , 2009

——————————

Part II

Information Not Required In Prospectus

Item 14.  Other Expenses of Issuance and Distribution

The following is an itemized statement of the expenses expected to be incurred in connection with the issuance and distribution of debt securities and common stock registered under this registration statement, other than any underwriting discounts and commissions.  All of the expenses will be borne by us unless otherwise indicated.  With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee	$11,160
Legal fees and expenses	250,000
Printing and mailing fees	100,000
Accounting fees and expenses	100,000
Miscellaneous	38,840
Total	$500,000

Item 15.  Indemnification of Directors and Officers.

Applicable Laws of Ohio

Section 1701.13(E) of the Ohio General Corporation Law authorizes a corporation, under certain circumstances, to indemnify any director, trustee, officer, employee or agent in respect of expenses and other costs reasonably incurred by him in connection with any action, suit or proceeding, other than an action by or in the right of the corporation, to which he is made a party or threatened to be made a party by reason of the fact that he was a director, trustee, officer, employee or agent of the corporation, if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In respect of any action by or in right of the corporation, indemnification is not permitted if the person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless authorized by a court.  To the extent that a director, trustee, officer, employee or agent has been successful in the defense of any such action, suit or proceeding, whether or not by or in the right of the corporation, he is entitled to be indemnified against his reasonable expenses incurred in connection therewith by Section 1701.13(E)(3) of the Ohio General Corporation Law.

Amended Code of Regulations

Article Two, Section 10 of the Amended Code of Regulations of the Registrant concerns indemnification of the company’s directors and officers.  It provides that the Registrant shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board of Directors or an officer, employee, member, manager or agent of the Registrant, or is or was serving at the request of the Registrant as a director, trustee, officer, employee or agent of another corporation, limited liability company, or a partnership, joint venture, trust or other enterprise. The Registrant shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Amended Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Registrant, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The Registrant may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in the preceding paragraph against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Registrant has a financial interest.

The Registrant, upon approval by the Board of Directors, may enter into agreements with any persons whom the Corporation may indemnify under the Amended Code of Regulations or under law and undertake thereby to indemnify such persons and to pay the expenses incurred by them in defending any action, suit or proceeding against them, whether or not the Registrant would have the power under law or the Amended Code of Regulations to indemnify any such person.

Contracts

The Registrant maintains and pays the premiums on contracts insuring the directors and officers of the company and its subsidiaries (subject to the policy’s terms, conditions and exclusions) for liability that the directors and officers, or the company or its subsidiaries (in certain situations), may incur in performing their directorship or officership duties. The insurance contract provides coverage for loss, including defense expense, even in the absence of indemnity by the corporation to the individual director or officer.

The Registrant has entered into indemnification agreements with all of its directors and executive officers to indemnify them against certain liabilities and expenses, including legal fees, that they may incur by reason of their relationship to the company. In general, the Registrant is required to indemnify an individual who is a director or an officer for such liabilities and expenses unless (i) if the person is a director, it is proved by clear and convincing evidence that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the company or undertaken with reckless disregard for the best interests of the company, subject to certain exceptions, or (ii) if the person is an executive officer only, he or she did not act in good faith or in a manner that he or she reasonably believed to be in or not opposed to the best interests of the company, subject to certain exceptions. In addition, each director and officer is to be indemnified against any amount that he or she becomes obligated to pay relating to or arising out of any claim made against him or her because of any act or failure to act or neglect or breach of duty that he or she commits or permits while acting as a director or officer of the company, subject to certain exceptions. In respect of any criminal proceeding, the company is required to indemnify each director and officer if such person had no reasonable cause to believe his or her conduct was unlawful. Each director and officer will also be indemnified for expenses actually and reasonably incurred by him or her to the extent that such individual is successful on the merits in any action.

Item 16.  Exhibits.

Exhibit No.	Description
1.	1*	Underwriting Agreement, if any.
2.	1**
Purchase Agreement, dated May 2, 2003, between Atlantic Research Corporation and Aerojet-General Corporation was filed as Exhibit 10.1 to GenCorp Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2003 (File No. 1-1520) and is incorporated herein by reference.

2.	2**
First Amendment to Purchase Agreement, dated August 29, 2003, between Aerojet-General Corporation and Atlantic Research Corporation was filed as Exhibit 2.2 to GenCorp’s Form S-4 Registration Statement dated October 6, 2003 (File No. 333-109518) and is incorporated herein by reference.

2.	3**
Second Amendment to Purchase Agreement, dated September 30, 2003, between Aerojet-General Corporation and Atlantic Research Corporation was filed as Exhibit 2.2 to GenCorp Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2003 (File No. 1-1520) and is incorporated herein by reference.

2.	4**
Third Amendment to Purchase Agreement, dated October 16, 2003, between Aerojet-General Corporation and Atlantic Research Corporation was filed as Exhibit 2.4 to GenCorp’s Amendment No. 1 to Form S-4 Registration Statement dated December 15, 2003 (file no. 333-109518) and is incorporated herein by reference.

2.	5**
Stock and Asset Purchase Agreement by and between GDX Holdings LLC and GenCorp Inc. dated July 16, 2004 was filed as Exhibit 2.1 to GenCorp Inc.’s Current Report on Form 8-K dated September 7, 2004 (File No. 1-1520) and incorporated herein by reference.

2.	6**
First Amendment to Stock and Asset Purchase Agreement by and between GenCorp Inc. and GDX Holdings LLC dated as of August 31, 2004 was filed as Exhibit 2.2 to GenCorp Inc.’s Current Report on Form 8-K dated September 7, 2004 (File No. 1-1520) and incorporated herein by reference.

2.	7**
Second Amendment to Stock and Asset Purchase Agreement by and between GenCorp Inc. and GDX Holdings LLC dated as of October 14, 2004 was filed as Exhibit 2.3 to GenCorp Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2004 (File No. 1-1520), as amended, and incorporated herein by reference.

2.	8**
Asset Purchase Agreement, dated as of July 12, 2005, by and among Aerojet Fine Chemicals LLC, Aerojet-General Corporation and American Pacific Corporation was filed as Exhibit 2.1 to GenCorp Inc.’s Current Report on Form 8-K filed on July 18, 2005 (File No. 1-1520), and is incorporated herein by reference.

2.	9**
First Amendment to Asset Purchase Agreement by and among American Pacific Corporation, Aerojet Fine Chemicals LLC and Aerojet-General Corporation dated as of November 30, 2005 was filed as Exhibit 2.1 to GenCorp Inc.’s Current Report on Form 8-K filed on December 1, 2005 (File No. 1-1520) and incorporated herein by reference.

4.	1	GenCorp Retirement Savings Plan was filed as Exhibit 4.1 to GenCorp Inc.’s Registration Statement on Form S-8 filed on June 30, 2008 (File No. 333-152032) and incorporated herein by reference.
4.	2
Indenture, dated as of August 11, 2003, between GenCorp Inc., the Guarantors named therein and The Bank of New York as trustee relating to GenCorp’s 9 1/2% Senior Subordinated Notes was filed as Exhibit 4.1 to GenCorp’s Form S-4 Registration Statement dated October 6, 2003 (File No. 333-109518) and is incorporated herein by reference.

4.	3	Form of 9 1/2% Senior Subordinated Notes was filed as Exhibit 4.4 to GenCorp’s Form S-4 Registration Statement dated October 6, 2003 (File No. 333-109518) and is incorporated herein by reference.
4.	4
First Supplemental Indenture dated as of October 29, 2004 to the Indenture between GenCorp Inc. and The Bank of New York, as trustee relating to GenCorp’s 9 1/2% Senior Subordinated Notes due 2013 was filed as Exhibit 10.1 to GenCorp Inc.’s Current Report on Form 8-K dated November 1, 2004 (File No. 1-1520) and incorporated herein by reference.

4.	5
Second Supplemental Indenture dated as of June 27, 2006 to Indenture dated as of August 11, 2003, as amended, between GenCorp Inc. as Issuer, the Guarantors party thereto as Guarantors, and The Bank of New York Trust Company, N.A., as trustee, relating to GenCorp’s 9 1/2% Senior Subordinated Notes due 2013, was filed as Exhibit 10.1 to GenCorp Inc.’s Current Report on Form 8-K filed on June 28, 2006 (File No. 1-1520), and is incorporated herein by reference.

4.	6
Indenture dated January 16, 2004 between GenCorp and The Bank of New York, as trustee, relating to GenCorp’s 4% Contingent Convertible Subordinated Notes due 2024 was filed as Exhibit 4.11 to GenCorp Inc.’s Annual Report on Form 10-K for the fiscal year ended November 30, 2003 (File No. 1-1520) and is incorporated herein by reference.

4.	7
Registration Rights Agreement dated January 16, 2004 by and among GenCorp, Deutsche Bank Securities Inc., Wachovia Capital Markets, LLC, Scotia Capital (USA) Inc., BNY Capital Markets, Inc., NatCity Investments, Inc. and Wells Fargo Securities, LLC was filed as Exhibit 4.12 to GenCorp Inc.’s Annual Report on Form 10-K for the fiscal year ended November 30, 2003 (File No. 1-1520) and is incorporated herein by reference.

4.	8
Form of 4% Contingent Convertible Subordinated Notes was filed as Exhibit 4.13 to GenCorp Inc.’s Annual Report on Form 10-K for the fiscal year ended November 30, 2003 (File No. 1-1520) and is incorporated herein by reference.

4.	9
Indenture, dated as of November 23, 2004, between GenCorp Inc. and The Bank of New York Trust Company, N.A., as trustee relating to GenCorp Inc.’s 2 1/4% Convertible Subordinated Debentures due 2024 was filed as Exhibit 4.01 to GenCorp Inc.’s Current Report on Form 8-K dated November 23, 2004 (File No. 1-1520), as amended, and incorporated herein by reference.

4.	10
Registration Rights Agreement, dated as of November 23, 2004, by and between GenCorp Inc. and Wachovia Capital Markets, LLC, as representative for the several initial purchasers of the 2 1/4% Convertible Subordinated Debentures due 2024 was filed as Exhibit 4.14 to GenCorp Inc.’s Form S-3 Registration Statement dated January 11, 2005 (File No. 333-121948) and incorporated herein by reference.

4.	11
Form of 2 1/4% Convertible Subordinated Debenture was filed as Exhibit 4.02 to GenCorp Inc.’s Current Report on Form 8-K dated November 23, 2004 (File No. 1-1520), as amended, and incorporated herein by reference.

4.	12*	Form of Indenture.
4.	13*	Form of Debt Security, if any.
5.	1***	Opinion of Ulmer & Berne LLP.
12.	1***	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
23.	1***	Consent of PricewaterhouseCoopers LLP.
23.	3***	Consent of Ulmer & Berne LLP (contained in Exhibit 5.1).

24.	1***	Power of Attorney.
25.	1*	Statement of Eligibility of Trustee for Indenture under Trust Indenture Act of 1939.
______________
*	To be filed by an amendment to the registration statement or as an exhibit to a document filed under the Exchange Act and incorporated herein by reference.

**	Schedules and Exhibits have been omitted, but will be furnished to the SEC upon request.

***	Filed herewith.

Item 17.                      Undertakings.

The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that clauses (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)       That, for the purpose of determining any liability under the Securites Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)   each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after the effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)       That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)  the portion of any other free writing prospectus re lating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)       That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)       That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(9)       That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new reigstration statement relating to the securities offered therein, and the offering of such securities at that  time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rancho Cordova, California, on December 2, 2009.

GENCORP INC.,
An Ohio corporation
(Registrant)

By:	/s/ J. Scott Neish
	Name:	J. Scott Neish
	Title:	Interim President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ J. Scott Neish
J. Scott Neish	Interim President and Chief Executive Officer (principal executive officer)	December 2, 2009
/s/ Kathleen E. Redd
Kathleen E. Redd	Vice President, Chief Financial Officer and Secretary (principal financial officer)	December 2, 2009
/s/ *
James R. Henderson	Chairman of the Board of Directors	December 2, 2009

/s/ *
Warren G. Lichtenstein	Director	December 2, 2009

/s/ *
David A. Lorber	Director	December 2, 2009

/s/ *
James H. Perry	Director	December 2, 2009

/s/ *
Martin Turchin	Director	December 2, 2009

Robert C. Woods	Director

/s/ *
Thomas A. Corcoran	Director	December 2, 2009

* /s/ Kathleen E. Redd
Kathleen E. Redd	Attorney-in-Fact pursuant to Power of Attorney filed herewith.	December 2, 2009

INDEX TO EXHIBITS

Exhibit No.	Description
1.	1*	Underwriting Agreement, if any.
2.	1**
Purchase Agreement, dated May 2, 2003, between Atlantic Research Corporation and Aerojet-General Corporation was filed as Exhibit 10.1 to GenCorp Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2003 (File No. 1-1520) and is incorporated herein by reference.

2.	2**
First Amendment to Purchase Agreement, dated August 29, 2003, between Aerojet-General Corporation and Atlantic Research Corporation was filed as Exhibit 2.2 to GenCorp’s Form S-4 Registration Statement dated October 6, 2003 (File No. 333-109518) and is incorporated herein by reference.

2.	3**
Second Amendment to Purchase Agreement, dated September 30, 2003, between Aerojet-General Corporation and Atlantic Research Corporation was filed as Exhibit 2.2 to GenCorp Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2003 (File No. 1-1520) and is incorporated herein by reference.

2.	4**
Third Amendment to Purchase Agreement, dated October 16, 2003, between Aerojet-General Corporation and Atlantic Research Corporation was filed as Exhibit 2.4 to GenCorp’s Amendment No. 1 to Form S-4 Registration Statement dated December 15, 2003 (file no. 333-109518) and is incorporated herein by reference.

2.	5**
Stock and Asset Purchase Agreement by and between GDX Holdings LLC and GenCorp Inc. dated July 16, 2004 was filed as Exhibit 2.1 to GenCorp Inc.’s Current Report on Form 8-K dated September 7, 2004 (File No. 1-1520) and incorporated herein by reference.

2.	6**
First Amendment to Stock and Asset Purchase Agreement by and between GenCorp Inc. and GDX Holdings LLC dated as of August 31, 2004 was filed as Exhibit 2.2 to GenCorp Inc.’s Current Report on Form 8-K dated September 7, 2004 (File No. 1-1520) and incorporated herein by reference.

2.	7**
Second Amendment to Stock and Asset Purchase Agreement by and between GenCorp Inc. and GDX Holdings LLC dated as of October 14, 2004 was filed as Exhibit 2.3 to GenCorp Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2004 (File No. 1-1520), as amended, and incorporated herein by reference.

2.	8**
Asset Purchase Agreement, dated as of July 12, 2005, by and among Aerojet Fine Chemicals LLC, Aerojet-General Corporation and American Pacific Corporation was filed as Exhibit 2.1 to GenCorp Inc.’s Current Report on Form 8-K filed on July 18, 2005 (File No. 1-1520), and is incorporated herein by reference.

2.	9**
First Amendment to Asset Purchase Agreement by and among American Pacific Corporation, Aerojet Fine Chemicals LLC and Aerojet-General Corporation dated as of November 30, 2005 was filed as Exhibit 2.1 to GenCorp Inc.’s Current Report on Form 8-K filed on December 1, 2005 (File No. 1-1520) and incorporated herein by reference.

4.	1	GenCorp Retirement Savings Plan was filed as Exhibit 4.1 to GenCorp Inc.’s Registration Statement on Form S-8 filed on June 30, 2008 (File No. 333-152032) and incorporated herein by reference.
4.	2
Indenture, dated as of August 11, 2003, between GenCorp Inc., the Guarantors named therein and The Bank of New York as trustee relating to GenCorp’s 9 1/2% Senior Subordinated Notes was filed as Exhibit 4.1 to GenCorp’s Form S-4 Registration Statement dated October 6, 2003 (File No. 333-109518) and is incorporated herein by reference.

4.	3	Form of 9 1/2% Senior Subordinated Notes was filed as Exhibit 4.4 to GenCorp’s Form S-4 Registration Statement dated October 6, 2003 (File No. 333-109518) and is incorporated herein by reference.
4.	4
First Supplemental Indenture dated as of October 29, 2004 to the Indenture between GenCorp Inc. and The Bank of New York, as trustee relating to GenCorp’s 9 1/2% Senior Subordinated Notes due 2013 was filed as Exhibit 10.1 to GenCorp Inc.’s Current Report on Form 8-K dated November 1, 2004 (File No. 1-1520) and incorporated herein by reference.

4.	5
Second Supplemental Indenture dated as of June 27, 2006 to Indenture dated as of August 11, 2003, as amended, between GenCorp Inc. as Issuer, the Guarantors party thereto as Guarantors, and The Bank of New York Trust Company, N.A., as trustee, relating to GenCorp’s 9 1/2% Senior Subordinated Notes due 2013, was filed as Exhibit 10.1 to GenCorp Inc.’s Current Report on Form 8-K filed on June 28, 2006 (File No. 1-1520), and is incorporated herein by reference.

4.	6
Indenture dated January 16, 2004 between GenCorp and The Bank of New York, as trustee, relating to GenCorp’s 4% Contingent Convertible Subordinated Notes due 2024 was filed as Exhibit 4.11 to GenCorp Inc.’s Annual Report on Form 10-K for the fiscal year ended November 30, 2003 (File No. 1-1520) and is incorporated herein by reference.

4.	7
Registration Rights Agreement dated January 16, 2004 by and among GenCorp, Deutsche Bank Securities Inc., Wachovia Capital Markets, LLC, Scotia Capital (USA) Inc., BNY Capital Markets, Inc., NatCity Investments, Inc. and Wells Fargo Securities, LLC was filed as Exhibit 4.12 to GenCorp Inc.’s Annual Report on Form 10-K for the fiscal year ended November 30, 2003 (File No. 1-1520) and is incorporated herein by reference.

4.	8
Form of 4% Contingent Convertible Subordinated Notes was filed as Exhibit 4.13 to GenCorp Inc.’s Annual Report on Form 10-K for the fiscal year ended November 30, 2003 (File No. 1-1520) and is incorporated herein by reference.

4.	9
Indenture, dated as of November 23, 2004, between GenCorp Inc. and The Bank of New York Trust Company, N.A., as trustee relating to GenCorp Inc.’s 2 1/4% Convertible Subordinated Debentures due 2024 was filed as Exhibit 4.01 to GenCorp Inc.’s Current Report on Form 8-K dated November 23, 2004 (File No. 1-1520), as amended, and incorporated herein by reference.

4.	10
Registration Rights Agreement, dated as of November 23, 2004, by and between GenCorp Inc. and Wachovia Capital Markets, LLC, as representative for the several initial purchasers of the 2 1/4% Convertible Subordinated Debentures due 2024 was filed as Exhibit 4.14 to GenCorp Inc.’s Form S-3 Registration Statement dated January 11, 2005 (File No. 333-121948) and incorporated herein by reference.

4.	11
Form of 2 1/4% Convertible Subordinated Debenture was filed as Exhibit 4.02 to GenCorp Inc.’s Current Report on Form 8-K dated November 23, 2004 (File No. 1-1520), as amended, and incorporated herein by reference.

4.	12*	Form of Indenture.
4.	13*	Form of Debt Security, if any.
5.	1***	Opinion of Ulmer & Berne LLP.
12.	1***	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
23.	1***	Consent of PricewaterhouseCoopers LLP.
23.	3***	Consent of Ulmer & Berne LLP (contained in Exhibit 5.1).

24.	1***	Power of Attorney.
25.	1*	Statement of Eligibility of Trustee for Indenture under Trust Indenture Act of 1939.
______________
*	To be filed by an amendment to the registration statement or as an exhibit to a document filed under the Exchange Act and incorporated herein by reference.

**	Schedules and Exhibits have been omitted, but will be furnished to the SEC upon request.

***	Filed herewith.